Filed Pursuant to Rule 424(b)(3)
Registration No. 333-177963

JONES LANG LASALLE INCOME PROPERTY TRUST, INC.
SUPPLEMENT NO. 18 DATED DECEMBER 22, 2014
TO THE PROSPECTUS DATED MARCH 31, 2014

This supplement No. 18 is part of the prospectus of Jones Lang LaSalle Income Property Trust, Inc. and should be read in conjunction with the prospectus. Terms used in this Supplement No. 18 and not otherwise defined herein have the same meanings as set forth in our prospectus and any supplements thereto. The purpose of this supplement is to disclose our Current Report on Form 8-K disclosing the sale of Cabana Beach San Marcos, Cabana Beach Gainesville, Campus Lodge Athens and Campus Lodge Columbia which is scheduled to close in January 2015.

Current Report on Form 8-K

The prospectus is hereby supplemented with the following Current Report on Form 8-K, excluding exhibits, that was filed with the SEC on December 22, 2014, a copy of which is attached to this supplement as Appendix A.

Appendix A
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported) December 19, 2014

Jones Lang LaSalle Income Property Trust, Inc.
(Exact name of registrant as specified in its charter)

Maryland	000-51948	20-1432284
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS employer Identification No.)

200 East Randolph Drive, Chicago, IL		60601
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (312) 782-5800
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 - Completion of Acquisition or Disposition of Assets.

On December 19, 2014, Jones Lang LaSalle Income Property Trust, Inc. (the “Company”) entered into an agreement with LSH Acquisitions, L.L.C. to sell Cabana Beach San Marcos, Cabana Beach Gainesville, Campus Lodge Athens and Campus Lodge Columbia. The disposition is scheduled to close in January 2015 for approximately $123 million. In connection with the disposition, the mortgage loans associated with the four properties totaling approximately $71 million will be retired.

 Item 9.01 - Financial Statements and Exhibits.

(b) Pro Forma Financial Information - The following unaudited pro forma financial statements of the Company are submitted at the end of this Current Report on Form 8-K and are filed herewith and incorporated herein by reference:

(d) Exhibits.

Exhibit Number	Description
99.1
Purchase and Sale Agreement for the sale of four Student-oriented Apartment Communities, dated December 19, 2014, by and among LIPT San Marcos, LLC, LIPT Columbia, LLC, LIPT Gainesville, LLC, LIPT Athens, LLC and LSH Acquisitions, L.L.C.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JONES LANG LASALLE INCOME PROPERTY TRUST, INC.

By:	/s/ GREGORY A. FALK
Name: Gregory A. Falk
Title: Chief Financial Officer
Date: December 22, 2014

EXHIBIT INDEX

Exhibit Number	Description
99.1
Purchase and Sale Agreement for the sale of four Student-oriented Apartment Communities, dated December 19, 2014, by and among LIPT San Marcos, LLC, LIPT Columbia, LLC, LIPT Gainesville, LLC, LIPT Athens, LLC and LSH Acquisitions, L.L.C.

Jones Lang LaSalle Income Property Trust, Inc.
Summary of Unaudited Pro Forma Financial Statements

The unaudited pro forma financial information should be read in conjunction with the financial statements and notes of Jones Lang LaSalle Income Property Trust, Inc. (the “Company”) included in its annual report filed on Form 10-K for the year ended December 31, 2013, (filed March 6, 2014) and in its quarterly report filed on Form 10-Q for the quarterly period ended September 30, 2014 (filed November 6, 2014).
The unaudited pro forma financial information is presented in accordance with Article 11 of Regulation S-X promulgated by the United States Securities and Exchange Commission (the “SEC”) to give effect to the sale of Cabana Beach San Marcos, Cabana Beach Gainesville, Campus Lodge Athens and Campus Lodge Columbia (the "Student Housing Disposition") for approximately $123 million which is scheduled to occur in January 2015.
Additionally, included in the unaudited pro forma financial information are the following consummated or pending acquisitions and dispositions:

•	On June 26, 2013, the Company acquired Joliet Distribution Center, a 442,000 square foot, multi-tenant, industrial property located in Joliet, Illinois for approximately $21.0 million.

•
On June 28, 2013, the Company acquired Suwanee Distribution Center, a 559,000 square foot, single-tenant, industrial property located in Suwanee, Georgia for approximately $37.9 million. The property commenced operations on April 17, 2013 and was 100% occupied on that date.

•
On September 17, 2013, the Company acquired a 90% interest in Grand Lakes Marketplace, a 131,000 square foot retail property located in Katy, Texas for approximately $43.0 million. The property commenced operations on October 25, 2012. The property was 42% occupied on December 31, 2012 and reached 100% occupancy on August 14, 2013.

•	On October 29, 2013, the Company sold its 46.5% membership interest in Legacy Village to its joint venture partners for approximately $27.4 million.

•
On December 18, 2013, the Company acquired South Seattle Distribution Center, a three building, 323,000 square foot, multi-tenant, industrial portfolio located in Seattle, Washington for approximately $38.7 million.

•	On January 17, 2014, the Company acquired Oak Grove Plaza, a 120,000 square foot retail property located in Sachse, Texas for approximately $22.5 million.

•
On January 22, 2014, the Company acquired Grand Prairie Distribution Center, a 277,000 square foot industrial building located in Grand Prairie, Texas for approximately $17.2 million. The property commenced operations on January 17, 2014 and was 100% occupied on that date.

•	On January 28, 2014, the Company acquired South Beach Parking Garage, a 340 stall, multi-level parking facility located on South Beach in Miami, Florida for approximately $22.1 million.

•	On June 16, 2014, the Company acquired Rancho Temecula Town Center, a 165,000 square foot retail property located in Temecula, California for approximately $60.0 million.

•
On June 27, 2014, the Company acquired Charlotte Distribution Center, a 347,000 square foot, single-tenant, industrial property located in Charlotte, North Carolina for approximately $25.6 million. The property commenced operations on October 8, 2013 and was 100% occupied on that date.

•	On August 8, 2014, the Company sold Stirling Slidell Shopping Centre, a 139,000 square foot retail property located in Slidell, Louisiana for approximately $14.6 million.

•
On September 30, 2014, the Company transferred 4 Research Park Drive, a 60,000 square foot office building located in St. Charles, Missouri, to the lender. The Company was relieved of a $6.0 million mortgage debt obligation as part of the transfer.

•
On December 9, 2014, the Company entered into an agreement to acquire a condominium interest in Chicago Parking Garage, a 366 stall, multi-level parking facility located in the River North area of downtown Chicago, Illinois for approximately $16.9 million.

The unaudited pro forma consolidated balance sheet as of September 30, 2014 gives effect to the transactions occurring after September 30, 2014 as if they had occurred on September 30, 2014.

The unaudited pro forma consolidated statements of operations for the nine months ended September 30, 2014 and for the year ended December 31, 2013 give effect to the transactions described above as if they had occurred on the latter of January 1, 2013 or the date the property commenced operations.
In the opinion of the Company's management, all adjustments necessary to reflect the effects of the transactions described above have been made. The unaudited pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of what the Company's actual results of operations or financial condition would have been had the transactions occurred on the dates indicated, nor does it purport to represent the future results of operations or financial condition of the Company.

Jones Lang LaSalle Income Property Trust, Inc.
PRO FORMA CONSOLIDATED BALANCE SHEET
SEPTEMBER 30, 2014
(Unaudited)

$ in thousands, except per share amounts	Historical (a)	Student Housing Disposition (b)	Probable Acquisition (c)	Pro Forma
ASSETS
Investments in real estate:
Land	$156,231	$(10,674)	$—	$145,557
Buildings and equipment	693,952	(97,949)	—	596,003
Less accumulated depreciation	(67,383)	15,829	—	(51,554)
Net property and equipment	782,800	(92,794)	—	690,006
Investment in unconsolidated real estate affiliate	—	—	16,900	16,900
Net investments in real estate	782,800	(92,794)	16,900	706,906
Cash and cash equivalents	40,521	52,097	(16,900)	75,718
Restricted cash	4,236	(2,150)	—	2,086
Tenant accounts receivable, net	3,493	(83)	—	3,410
Deferred expenses, net	8,867	(786)	—	8,081
Acquired intangible assets, net	47,614	—	—	47,614
Deferred rent receivable, net	7,937	(275)	—	7,662
Prepaid expenses and other assets	1,440	(285)	—	1,155
TOTAL ASSETS	$896,908	$(44,276)	$—	$852,632
LIABILITIES AND EQUITY
Mortgage notes and other debt payable, net	$422,716	$(71,000)	$—	$351,716
Accounts payable and other accrued expenses	16,213	(1,938)	—	14,275
Distributions payable	4,952	—	—	4,952
Accrued interest	1,472	(153)	—	1,319
Accrued real estate taxes	5,706	(1,552)	—	4,154
Advisor fees payable	514	—	—	514
Acquired intangible liabilities, net	11,333	—	—	11,333
TOTAL LIABILITIES	462,906	(74,643)	—	388,263
Commitments and contingencies	—	—	—	—
Equity:
Class A common stock: $0.01 par value; 200,000,000 shares authorized; 18,259,345 issued and outstanding at September 30, 2014	183	—	—	183
Class M common stock: $0.01 par value; 200,000,000 shares authorized; 25,570,007 issued and outstanding at September 30, 2014	256	—	—	256
Class M-I common stock: $0.01 par value; 200,000,000 shares authorized; 96,525 issued and outstanding at September 30, 2014	1	—	—	1
Class D common stock: $0.01 par value; 200,000,000 shares authorized; 3,320,683 issued and outstanding at September 30, 2014	33	—	—	33
Additional paid-in capital (net of offering costs of $13,369 as of September 30, 2014)	677,800	—	—	677,800
Accumulated other comprehensive income	(569)	—	—	(569)
Distributions to stockholders	(118,200)	—	—	(118,200)
Accumulated deficit	(137,671)	23,686	—	(113,985)
Total Jones Lang LaSalle Income Property Trust, Inc. stockholders’ equity	421,833	23,686	—	445,519
Noncontrolling interests	12,169	6,681	—	18,850
Total equity	434,002	30,367	—	464,369
TOTAL LIABILITIES AND EQUITY	$896,908	$(44,276)	$—	$852,632

Jones Lang LaSalle Income Property Trust, Inc.
NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET
SEPTEMBER 30, 2014
(Unaudited)

NOTE 1 PRO FORMA BASIS OF PRESENTATION
The unaudited pro forma consolidated balance sheet of the Company is presented as if the Student Housing Disposition and the probable acquisition of the Chicago Parking Garage had occurred on September 30, 2014. The following pro forma adjustments are included in the consolidated balance sheet:

a.	Reflects the September 30, 2014 historical consolidated balance sheet of the Company as reported in the Form 10-Q (filed November 6, 2014).

b.	Represents adjustments to reflect the Student Housing Disposition as follows:

◦	The elimination of assets and liabilities as if the sale had occurred on September 30, 2014.

◦	The Company used net sales proceeds to payoff the associated mortgage notes payable in the amount of approximately $71 million.

c.	Represents adjustments to reflect the probable acquisition of the Chicago Parking Garage as if it had occurred on September 30, 2014.

Jones Lang LaSalle Income Property Trust, Inc.
PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014
(Unaudited)

$ in thousands, except per share amounts	Historical (a)	Student Housing Disposition (b)	Acquisitions (c)	Dispositions (d)	Probable Acquisition (e)	Pro Forma
Revenues:
Minimum rents	$60,370	$(12,953)	$2,823	$(1,525)	$—	$48,715
Tenant recoveries and other rental income	11,865	(886)	842	(385)	—	11,436
Total revenues	72,235	(13,839)	3,665	(1,910)	—	60,151
Operating expenses:
Real estate taxes	9,036	(1,507)	377	(213)	—	7,693
Property operating	18,952	(6,582)	429	(202)	—	12,597
Net provision for doubtful accounts	317	(178)	—	(23)	—	116
Advisor fees	4,356	—	—	—	—	4,356
Company level expenses	1,901	—	—	—	—	1,901
General and administrative	640	(144)	5	(61)	—	440
Acquisition related expenses	520	—	—	—	—	520
Depreciation and amortization	20,685	(2,161)	1,267	(493)	—	19,298
Total operating expenses	56,407	(10,572)	2,078	(992)	—	46,921
Operating income	15,828	(3,267)	1,587	(918)	—	13,230
Other (expenses) and income:
Interest expense	(13,736)	1,747	(754)	689	—	(12,054)
Equity in income of unconsolidated affiliate	—	—	—	—	369	369
Gain on disposition of property and extinguishment of debt	589	—	—	(589)	—	—
Total other (expenses) and income	(13,147)	1,747	(754)	100	369	(11,685)
Income from continuing operations	2,681	(1,520)	833	(818)	369	1,545
Less: Net income attributable to the noncontrolling interests	(367)	334	—	—	—	(33)
Net income from continuing operations attributable to Jones Lang LaSalle Income Property Trust, Inc.	$2,314	$(1,186)	$833	$(818)	$369	$1,512
Net income from continuing operations attributable to Jones Lang LaSalle Income Property Trust, Inc. per share-basic and diluted	$0.05					$0.03
Weighted average common stock outstanding-basic and diluted	45,043,996					45,043,996

Jones Lang LaSalle Income Property Trust, Inc.
NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014
(Unaudited)

NOTE 1 PRO FORMA BASIS OF PRESENTATION
This unaudited pro forma consolidated statement of operations of the Company is presented as if the Student Housing Disposition, the 2014 acquisitions and dispositions and the probable acquisition of the Chicago Parking Garage identified below had all occurred on January 1, 2013 or the date operations commenced at the property. The following pro forma adjustments are included in the unaudited proforma consolidated statement of operations:

a.	Reflects the historical consolidated statement of operations of the Company as reported in the Form 10-Q as of September 30, 2014 (filed November 6, 2014).

b.	Represents adjustments to reflect the Student Housing Disposition as if the sale had occurred on January 1, 2013.

c.	Reflects the historic operations for the following completed acquisitions as if they had occurred on January 1, 2013:

◦	Oak Grove Plaza as if it occurred on January 1, 2013,

◦	South Beach Parking Garage as if it occurred on January 1, 2013,

◦	Rancho Temecula Town Center as if it occurred on January 1, 2013, and

◦	Charlotte Distribution Center as if it occurred on October 8, 2013 (date operations commenced).

d.	Represents adjustments to reflect the disposition of Stirling Slidell Shopping Centre and the transfer of 4 Research Park Drive as if the transactions had occurred on January 1, 2013.

e.	Represents the adjustment to reflect the probable acquisition of the Chicago Parking Garage as if it had occurred on January 1, 2013.

Jones Lang LaSalle Income Property Trust, Inc.
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2013
(Unaudited)

$ in thousands, except per share amounts	Historical (a)	Student Housing Disposition (b)	Acquisitions (c)	Dispositions (d)	Probable Acquisition (e)	Pro Forma
Revenues:
Minimum rents	$67,755	$(17,269)	$11,797	$(2,425)	$—	$59,858
Tenant recoveries and other rental income	8,761	(1,178)	5,388	(644)	—	12,327
Total revenues	76,516	(18,447)	17,185	(3,069)	—	72,185
Operating Expenses:
Real estate taxes	8,103	(1,936)	1,923	(314)	—	7,776
Property operating	22,008	(8,279)	2,709	(318)	—	16,120
Net provision for doubtful accounts	325	(227)	—	(12)	—	86
Advisor fees	4,668	—	—	—	—	4,668
Company level expenses	1,917	—	—	—	—	1,917
General and administrative	1,247	(813)	88	(56)	—	466
Provision for impairment of real estate	38,356	(23,466)	—	(10,158)	—	4,732
Depreciation and amortization	22,288	(3,216)	6,328	(1,080)	—	24,320
Total operating expenses	98,912	(37,937)	11,048	(11,938)	—	60,085
Operating (loss) income	(22,396)	19,490	6,137	8,869	—	12,100
Other (expenses) and income:
Interest expense	(19,913)	5,282	(3,601)	1,109	—	(17,123)
Debt modification expense	(926)	—	—	—	—	(926)
Gain on extinguishment of debt	1,109	—	—	—	—	1,109
Equity in income of unconsolidated affiliate	32	—	—	(32)	488	488
Gain on sale of unconsolidated affiliate	7,290	—	—	—	—	7,290
Total other (expenses) and income	(12,408)	5,282	(3,601)	1,077	488	(9,162)
(Loss) income from continuing operations	(34,804)	24,772	2,536	9,946	488	2,938
Plus: Net loss (income) attributable to the noncontrolling interests	5,494	(5,450)	10	—	—	54
Net (loss) income from continuing operations attributable to Jones Lang LaSalle Income Property Trust, Inc.	$(29,310)	$19,322	$2,546	$9,946	$488	$2,992
Net (loss) income from continuing operations attributable to Jones Lang LaSalle Income Property Trust, Inc. per share-basic and diluted	$(0.80)					$0.08
Weighted average common stock outstanding-basic and diluted	36,681,847					36,681,847

Jones Lang LaSalle Income Property Trust, Inc.
NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2013
(Unaudited)

NOTE 1 PRO FORMA BASIS OF PRESENTATION
The unaudited pro forma consolidated statements of operations of the Company are presented as if the Student Housing Disposition, the 2013 and 2014 acquisitions identified below, the dispositions of Stirling Slidell Shopping Centre, 4 Research Park Drive and our interest in Legacy Village and the probable acquisition of the Chicago Parking Garage had all occurred on the latter of January 1, 2013 or the date operations commenced at the property. The following pro forma adjustments are included in the unaudited proforma consolidated statements of operations:

a.	Reflects the historical consolidated statements of operations of the Company as reported in the Form 10-K for the year ended December 31, 2013 (filed March 6, 2014).

b.	Represents adjustments to reflect the Student Housing Disposition as if the sale had occurred on January 1, 2013.

c.	Reflects the historic operations for the following completed acquisitions:

◦	Joliet Distribution Center acquisition as if it occurred on January 1, 2013,

◦	Suwanee Distribution Center acquisition as if it occurred on April 17, 2013 (date operations commenced),

◦	Grand Lakes Marketplace acquisition as if it occurred on January 1, 2013,

◦	South Seattle Distribution Center acquisition as if it occurred on January 1, 2013,

◦	Oak Grove Plaza acquisition as if it occurred on January 1, 2013,

◦	South Beach Parking Garage acquisition as if it occurred on January 1, 2013,

◦	Rancho Temecula Town Center acquisition as if it occurred on January 1, 2013, and

◦	Charlotte Distribution Center acquisition as if it occurred on October 8, 2013 (date operations commenced).

d.
Represents adjustments to reflect the disposition of our interest in Legacy Village, Stirling Slidell Shopping Centre and the transfer of 4 Research Park Drive as if the transactions had occurred on January 1, 2013.

e.	Represents the adjustment to reflect the probable acquisition of the Chicago Parking Garage as if it had occurred on January 1, 2013.